Exhibit 10.6

Blue Water Vaccines Inc. 2021 Equity Incentive Plan Notice of Grant of Stock Options and Stock Option Award Agreement

Dear ____________,

Blue Water Vaccines Inc. hereby grants you stock options to purchase up to ______________ shares of our common stock (the “Stock Options”). These Stock Options are subject to the terms and conditions set forth in the Company’s 2021 Equity Incentive Plan (the “Plan”) and in the Terms and Conditions attached as Appendix A.

Covered Shares:	____________ shares of common stock, par value [$0.00001] per share.

Exercise Price:	The purchase price for these shares will be $_______ per share.

Date of Grant:	The “Date of Grant” for your Stock Options is [_________], 2021.

Vesting Schedule:	You may exercise your Stock Options after they become “vested.” Vesting is subject to your continued performance of services on the Board of Directors through the following vesting dates.

Vesting Date	Vesting Percentage of Shares	Total Number of Shares

Termination:	Subject to the terms of the Plan, the vested portion of your Stock Options will remain exercisable for three months after the date your service on the Board of Directors terminates.

Not ISOs:	These Stock Options are not intended to be “incentive stock options” under Section 422 of the Internal Revenue Code.

Expiration Date:	If not previously exercised or forfeited, the Stock Options expire on [__________], 2031.

Your signature below acknowledges your agreement that the Stock Options granted to you are subject to all of the terms and conditions contained in the Plan and in Appendix A. PLEASE BE SURE TO READ APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF YOUR STOCK OPTIONS.

Please sign one copy of this Stock Option Agreement (the other copy is for your files) and return the signed copy to me no later than            , 2021.

BLUE WATER VACCINES INC.

____________________
Date	Joseph Hernandez, President & CEO

DIRECTOR

____________________
Date	Print name:

[Signature Page to Option Award Agreement]

APPENDIX A

Blue Water Vaccines Inc.

2021 Equity Incentive Plan

Terms and Conditions of Stock Options

1. Grant. Blue Water Vaccines Inc. (the “Company”) has granted the Director of the Company named on the first page of this Award Agreement (the “Director”) stock options to purchase the number of shares of the Company’s Common Stock, [$0.00001] par value per share (“Common Stock”), specified on the first page of the Award Agreement. These stock options will give the Director a contingent right to purchase the number of shares of the Company’s Common Stock indicated on the first page of this Award Agreement (the “Notice of Grant”) upon satisfaction of the vesting requirements and other conditions set forth in this Award Agreement.

The Stock Options granted under this Award Agreement are not intended to be Incentive Stock Options covered by Section 422 of the Code, except as otherwise expressly specified in the Notice of Grant or otherwise stated herein.

All of the terms of the Company’s 2021 Equity Incentive Plan (the “Plan”) related to Stock Options are incorporated into this Award Agreement by reference. Defined terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

2. Purchase Price. The price per share to be paid by the Director for the shares purchased pursuant to these Stock Options (the “Exercise Price”) is stated on the Notice of Grant. This Exercise Price shall not be less than the Fair Market Value of a share of Common Stock as of the Date of Grant (as defined in the Plan and specified in the Notice of Grant).

3. Vesting. The Stock Options shall become vested and exercisable only if the Director continues to serve as a member of the Company’s Board of Directors through the Vesting Dates set forth in the vesting schedule set forth in the Notice of Grant, and satisfies any other vesting conditions specified on such schedule.

4. Stock Options Non-Transferable. The Stock Options shall not be transferable by the Director other than by will or the laws of descent and distribution. During the lifetime of the Director, the Stock Options shall be exercisable only by such Director (or by the Director’s guardian or legal representative, should one be appointed).

5. Notice of Exercise of Option. The Stock Options may be exercised by the Director by delivery of a written notice signed by the Director to the Company to the attention of the Plan Administrator or such officer of the Company as the President/Chief Executive Officer may designate. Any such notice shall:

(a)	specify the number of shares of Common Stock which the Director, then elects to purchase by exercising the Stock Options,

(b)	contain such information as may be reasonably required pursuant to Section 13 below, and

(c)	be accompanied by payment in full of the Exercise Price for the Stock Options being exercised, as described in Section 6 below.

The Director must exercise the Stock Options for at least 100 shares, or, if less the full number of shares shown in the vesting schedule set forth in the Notice of Grant as to which the Stock Options remain unexercised.

Upon receipt of any such notice and accompanying payment of the Exercise Price, and subject to the terms hereof, the Company agrees to issue to the Director, the number of shares specified in such notice registered in the name of the person exercising the Stock Options.

6. Payment of Exercise Price. Payment of the Exercise Price due upon the exercise of the Stock Options may be made in any one or in any combination of the following forms:

(a)	in cash ( by a certified or cashier’s check);

(b)	in the form of delivery to the Company (either by actual delivery or attestation) of shares of Common Stock owned by the Director having a Fair Market Value equal to the total Exercise Price at the time of the exercise;

(c)	in the form of shares of stock issued to the Director (or issuable to the Director pursuant to the exercise of the Stock Options) having a Fair Market Value equal to the total Exercise Price at the time of the exercise, provided that (1) such shares used to pay the Exercise Price will not be exercisable thereafter and (2) any remaining balance of the Exercise Price not satisfied by such net exercise is paid by the Director in cash or other permitted form of payment;

(d)	through simultaneous sale through a broker acceptable to the Committee of shares of Common Stock issuable to the Director on exercise, as permitted under Regulation T of the Board of Governors of the Federal Reserve System.

7. Issuance of Shares. Any shares of Common Stock issuable to the Director upon exercise of the Stock Options shall be delivered to the Director (or to the person to whom the rights of the Director shall have passed by will or the laws of descent and distribution) as promptly after the date of exercise as is feasible, but not before the Director has paid the Exercise Price for such shares.

8. Expiration of Options. If the Stock Options are not exercised with respect to all or any part of the shares subject to the Stock Options prior to the expiration date specified in the Notice of Grant (which shall be no later than ten (10) years from the date of grant), the Stock Options shall expire, and any shares with respect to which the Stock Options were not previously exercised shall no longer be purchasable by exercising the Stock Options.

9. Termination of Services on Board. In the event of the Director ceases to serve as a member of the Board of Directors of the Company before the Stock Options are exercised or expire, the Director may exercise the vested portion of the Stock Options at any time within three (3) months after such termination of service on the Board, to the extent of the number of shares which have already become vested and purchasable shares under the vesting schedule set forth in the Notice of Grant at the date of such termination. In the event that the termination of the Director’s service on the Board is a result of Disability, the Director may exercise the vested portion of the Stock Options at any time within the period of twelve (12) months after the date of such termination by reason of Disability.

In the event of a termination of the Director’s service on the Board of Directors that is either (i) for Cause or (ii) voluntarily initiated on the part of the Director and without the written consent of the Company, all of the Stock Options which have not previously been exercised shall terminate immediately and shall not thereafter be or become exercisable.

In the event the Director’s service on the Board of Directors terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable post-termination exercise period described in the preceding paragraph: (i) the exercise of the Director’s Stock Options would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate applicable law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that commences following the date the Stock Options would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Stock Options be exercised after the expiration of its term (as set forth on the first page of the Award Agreement).

10. Death. In the event of the Director’s death while serving on the Company’s Board of Directors or within eighteen (18) months after termination of such service on the Board of Directors (if such departure from the Board was not for cause), the Stock Options shall remain in effect and may be exercised by the Director’s executor or administrator, or the Director’s heirs to the extent of the number of shares which had already become vested under the vesting schedule set forth in the Notice of Grant at the date of death. The appropriate persons to whom the right to exercise the Stock Options transferred may exercise that portion of the Stock Options at any time within a period ending on the earlier of (a) the last day of the eighteen (18) month period following the Director’s death or (b) the expiration date of the Stock Options specified in the Notice of Grant.

11. Representations of Director. The Director represents, warrants, and agrees as follows, and the parties agree that the Company may rely on the same in consummating the issuance of any shares of the Common Stock to the Director pursuant to the Stock Options (the “Option Shares”):

(a)	No Representations. The Director is entering into this Agreement, and will acquire the Option Shares, solely on the basis of his own familiarity with the Company and all relevant factors about the Company’s affairs, and neither the Company nor any agent of the Company has made any express or implied representations, covenants, or warranties to the Director with respect to such matters.

(b)	Investment Purpose. The Director is acquiring the Option Shares for his own account for investment and not with a view to the resale or distribution of the Option Shares.

(c)	Economic Risk. The Director is willing and able to bear the economic risk of an investment in the Option Shares (in making this representation, attention has been given to whether the Director can afford to hold the Option Shares for an indefinite period of time and whether, at this time, the Director can afford a complete loss of the investment).

12. Compliance with Securities Laws and Other Regulatory Matters. The Director acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law, and the Director hereby agrees that the Company shall not be obligated to issue any shares of Common Stock upon an attempted exercise of the Stock Options that would cause the Company to violate law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the SEC) having jurisdiction over the affairs of the Company. The Director agrees that he or she will provide the Company with the representations in Section 12 above, and with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of Common Stock complies with the provisions described by this Section 13.

13. Rights Prior to Issuance of Shares. Neither the Director nor any person to whom the rights of the Director shall have passed by will or the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Common Stock until the date of the issuance to him of such shares of Common Stock as provided in Section 7 above.

14. Miscellaneous.

(a)	This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns.

(b)	The Director acknowledges and agrees that if he should become an executive officer of the Company, the Stock Options granted under this Agreement may be subject to the Company’s policy on recoupment of executive incentive compensation, as it may be amended from time to time.

(c)	This Agreement shall be governed by the laws of the State of Delaware.

(d)	Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to the Director, at the most recent mailing address provided to the Company in writing, and, if to the Company, to the executive offices of the Company, or at such other addresses that the parties provide to each other in accordance with the foregoing notice requirements.

(e)	The Director hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Director’s personal data as described in this Award Agreement and any other Stock Option grant materials by the Company for the exclusive purpose of implementing, administering and managing the Director’s participation in the Plan. The Director understands that the Company may hold certain personal information about the Director, including, but not limited to, the Director’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares held in the Company, details of all Stock Options or any other equity Awards under the Plan awarded, cancelled, exercised, vested, unvested or outstanding in the Director’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Director further understands that such Data may be transferred to any stock plan service provider selected by the Company to assist the Company with the implementation, administration and management of the Plan.

(f)	This Agreement may not be modified except in writing executed by each of the parties to it.

(g)	The Stock Options granted to the Director under this Agreement are subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and are further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

(h)	Neither this Agreement nor the Stock Options confer upon the Director any right to continue his services on the Board of Directors of the Company or otherwise continue to provide their services to the Company.

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